Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by you, William Hunter, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and Advent Technologies Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “Advent”), in accordance with the requirements of Section 5(d) of that certain Employment Agreement by and between you and the Company dated January 12, 2021 (the “Employment Agreement”). Capitalized terms used but not otherwise defined in this Agreement are as defined in the Employment Agreement.

In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1. Separation from Employment: You hereby resign all employment with Advent, effective July 1, 2021 (“Separation Date”) and you further hereby resign, effective as of the Separation Date, from your position as a member of the board of directors of the Company (the “Board”), and from all other officer, director and employee positions with Advent or any of its subsidiaries or affiliates.

2. Severance Payments. Subject to your compliance with the applicable terms and conditions of your Employment Agreement (inclusive of those set forth in this Agreement), and in addition to payment of your Final Compensation in accordance with Section 5(a) of the Employment Agreement, Advent shall provide you with the following:

a. Severance Payments. In accordance with Section 5(b)(i) of the Employment Agreement, you will receive payments in the total gross amount of $2,137,500 (equal to the product of (i) two and (ii) the sum of (x) your Base Salary of $475,000 plus (y) your Target Bonus of $593,750 (125% of your Base Salary), paid in equal installments over the 12 months following the Separation Date (the “Severance Payments”), beginning on the first regularly scheduled pay date following the Effective Date (as defined in paragraph 15 of this Agreement).

b. COBRA Subsidy. In accordance with Section 5(b)(ii) of the Employment Agreement, if you and any dependants participate in Advent’s health, dental and/or vision benefits insurance plan (the “Benefit Plan”) and timely elect to continue your coverage under the Benefit Plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), you will receive a cash payment equal to the full cost of the COBRA premiums for such coverage (grossed up for taxes) in respect of each month you continue such coverage, for up to 12 months. Each payment will be made on the first regularly scheduled pay date of each such month following the Effective Date.

c. Payment of Unvested One-Time Sign-On Bonus and Promised Bonus. The Company will accelerate vesting and payment of the remaining unvested $200,000 portion of the One-Time Signing Bonus granted under Section 2(f) of the Employment Agreement that you would otherwise forfeit upon your Separation Date. The Company will also pay you the additional promised bonus of $100,000. These amounts will be paid on the first regularly scheduled pay date of each such month following the Effective Date.

Except as otherwise expressly specified in this Agreement, the compensation set forth in paragraph 2 above represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits. In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

3. Other Benefits.

a. Vested Benefits. Upon separation of employment, you may be eligible for payout of any vested benefits under the Company’s welfare and retirement benefit plans (e.g., 401(k)), even if you do not sign this Agreement.

b. Equity Incentives. This Agreement does not change the terms of any of your Advent equity awards that are outstanding and unvested as of your Separation Date, pursuant to which such awards shall be forfeited without vesting or payment in accordance with the terms of the applicable award.

4. Release and Covenant Not to Sue.

a. Release: In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge Advent, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company. This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b. Limitation of Release: Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency. However, by executing this Release, you hereby waive the right to recover in any proceeding you may bring before the EEOC or in any proceeding brought by the EEOC on your behalf. Further, this Release shall not apply to (i) any claims that are not waivable by applicable law, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date, (ii) any claims you may have under this Agreement, (iii) any claims based upon your actions as an Advent director and/or officer for indemnity and/or defense reimbursement available pursuant to Company by-laws, statute, Directors and Officers insurance or similar coverage; and (iv) any claims to any vested benefits you may have under qualified retirement plans maintained by the Company.

c. Covenant Not To Sue. To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d. Representations: You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have (upon receipt of your Final Compensation) received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to the Company.

5. Restrictive Covenants. You hereby acknowledge and agree that you are, and will continue to be, bound by, and agree to comply with, the restrictive covenants set forth in Section 3 (Confidential Information and Restricted Activities) of the Employment Agreement for the periods specified therein, and subject further (and without limitation) to the rights and remedies of the Company under Section 3(e) of the Employment Agreement.

6. Code of Ethics and Business Conduct. You previously have been provided or have access through the Company intranet site to the Company Code of Ethics and Business Conduct (the “Code”). The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle the Company to exercise any and all available legal remedies, including the suspension and recoupment of any payments made or due under this Agreement and any other agreements between the parties.

7. Return of Advent Property. You agree to return to Advent all Advent property, equipment and materials, including, but not limited to, any Company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Advent identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to Advent or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

8. Assistance. You agree to provide information to Advent as requested to help transition your job duties and to cooperate fully with the Company and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge. This agreement to provide information and cooperate fully with the Company shall also cover all banking and investor relations matters which involved you. You further agree to notify Advent’s General Counsel immediately in the event you are asked to assist or supply information to any person or entity regarding any such matters.

9. Mutual Non-Disparagement. You agree that you will refrain from (a) taking actions or making statements, written or oral, which criticize, disparage or defame the business, goodwill or reputation of Advent (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or (b) making statements which could adversely affect the morale of other employees. The Company likewise agrees that it will refrain from (a) taking actions or making statements, written or oral, which criticize, disparage or defame you or (b) making statements which could adversely affect you. Notwithstanding the foregoing, nothing in this Agreement precludes either party from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law; or (b) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

10. Incorporation of Employment Agreement Provisions. You and Advent agree the provisions set forth in Sections 10 through 14 of the Employment Agreement shall apply, mutatis mutandis, to this Agreement, including without limitation Section 13 of the Employment Agreement, which provides the terms by which any dispute or controversy between you and Advent, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be resolved.

11. Notices. All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) if to Advent, when sent by electronic mail with confirmation of delivery; (b), if to you, (i) upon personal delivery, (ii) when sent by electronic mail with confirmation of delivery, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to you, at the most recent address listed in the Company’s human resources information system.

If to Advent:

Advent Technologies Holdings, Inc.

Attn: General Counsel

jcoffey@advent.energy

12. Taxes. Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with the Company to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement. The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

13. Entire Agreement. You and Advent agree that this Agreement (inclusive of such applicable terms and conditions of the Employment Agreement that survive a termination of employment) constitutes the complete understanding between you and Advent regarding the matters herein (except with the exception of confidentiality/non-solicitation/non-compete covenants contained in any other agreement or plan to which you are subject, which shall apply in addition to, and not in lieu of, the covenants referenced in paragraph 5 of this Agreement) that no other promises or agreements, express or implied, will be binding between you and Advent unless signed in writing by you and Advent.

14. OWBPA Notice. Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:

•	This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

•	You are advised to consult with your personal attorney before signing this Agreement;

•	You have 52 days from your receipt of this Agreement to consider the Agreement (the “Review Period”);

•

If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void;

•	You have seven days after you sign this Agreement to revoke the Agreement.

15. Effective Date: This Agreement becomes effective on the 8th day after you sign this Agreement, provided that you do not revoke the Agreement as provided above.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS. YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

YOU, WILLIAM HUNTER, FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (A) YOUR WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (B) YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (C) YOU HAVE SIXTY (60) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH YOU MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (D) YOU HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THE AGREEMENT; AND (E) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY YOU, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.

Accepted and agreed by the parties to this Agreement as follows:

YOU:	COMPANY:

/s/ William Hunter	/s/ Vasilis Gregoriou
William Hunter	Vasilis Gregoriou
Chief Executive Officer
Advent Technologies, Inc.

Date: July 1, 2021	Date: July 1, 2021

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